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                                                                                                         Exhibit 11A
                        GATX CORPORATION AND SUBSIDIARIES


               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                           AND COMMON STOCK EQUIVALENTS

                      In Millions, Except Per Share Amounts

                                                                          Three Months                 Six Months
                                                                          Ended June 30              Ended June 30
                                                                        ------------------         -----------------
                                                                          1996       1995           1996       1995
                                                                        -------    -------         -------   -------

Average number of shares of Common Stock outstanding..............       20.2        20.0            20.2      19.9

Shares issuable upon assumed exercise of stock options,
     reduced by the number of shares which could have
     been purchased with the proceeds from exercise
     of such options..............................................         .3          .3              .3        .3
                                                                        -------    -------         -------   -------

Total shares......................................................       20.5        20.3            20.5      20.2
                                                                        =======    =======         =======   =======



Net income........................................................     $ 25.7      $ 29.9          $ 50.4    $ 55.6

Deduct - Dividends paid and accrued on
     Preferred Stock..............................................        3.3         3.3             6.6       6.6
                                                                        -------    -------        -------    -------

Net income, as adjusted...........................................     $ 22.4      $ 26.6          $ 43.8    $ 49.0
                                                                       =======     =======         =======   =======

Net income per share..............................................     $ 1.09      $ 1.31          $ 2.14    $ 2.42
                                                                       =======     =======         =======   =======


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